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Exhibit 10.33


                             DISTRIBUTION AGREEMENT

This Agreement is made on the 12th day of November 2007 by and between Paradigm Medical Industries, Inc., 2355 South 1070 West, Salt Lake City, Utah 84119, USA, +801-977-8970 (hereinafter referred to as Paradigm), and LACE Elettronica srl, Via Zoe Fontana, 220 B1, Rome 00131, Italy, +39-064-129-4591 (hereinafter, together with its subsidiaries and representative offices referred to as LACE).

The effective date of this Agreement shall be 1 January 2008, or the date when the product is fully completed, with all accessories and consumables, to be sold into the North American markets, whichever comes first. The effective date for Canada shall be effective once CSA regulatory approval is obtained from the Canadian governmental regulatory body.

Paradigm and LACE wish to enter into a Distribution trade agreement for the purpose of supplying product(s) modified or unmodified, in accordance with Appendix 1, to Paradigm for the purpose of resale under tl the Paradignibrand and through the Paradigm distribution channels in the USA and any other agreed countries. The LACE Glaid brand, in addition to the Paradigm brand name will appear on the product. Product branding and brand positioning will need to be determined prior to product being brought into field.

     1 Definitions

         1.1 LACE products shall mean the products as defined in Appendix 1, which will be supplied by LACE to Paradigm and by Paradigm to its customers/distributors in the agreed countries under thec0-brand of LACE Glaid brand and labeled as a Paradigm with an equal size font in the following format: PARADIGM - GLAID by LACE.

         1.2 Other products and territories can be included and/or added under the terms of this agreement by means of appending to the items listed in Appendix 1.

     2 Liaison

         2.1 Paradigm and LACE will each appoint a primary representative who shall be responsible for co-coordinating the activities of the parties.

         2.2   The initial primary representatives shall be:

              LACE - Mr. Gualtiero Regini Paradigm - Mr. Raymond Cannefax

     3  Responsibilities of the parties

         3.1 In the interests of promoting LACE products as part of Paradigm product range, the parties agree to: a. Participate in regularly scheduled periodic meetings to monitor the results of this agreement; b. To jointly develop and collaborate in the improvement and enhancement of the current product; c. To develop enhanced versions of the current product, or to develop new products.





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         3.2   This  agreement  may not be modified  except by agreement of both parties in a written document signed by both parties and appended to this agreement and shall not be unreasonably denied.

         3.3 FDA 510(k) approval has been filed and obtained by LACE. If so determined as necessary and beneficial, LACE will arrange for Paradigm to also be named on FDA documents.

         3.4 Copies of all FDA and CE regulatory documents will be provided the Paradigm. Regulatory document updates will be provided to Paradigm as soon as such are available and presented to LACE.

         3.5 LACE will maintain patent integrity on the product(s) throughout the life of this agreement.

         3.6 Paradigm agrees to maintain individual product repair/history files and notify LACE per FDA requirement of any adverse events and report such to the appropriate regulatory body within the required time frames.

     4 Maintenance and installation

         4.1 Warranty: LACE will provide twelve (12) months warranty from the date of delivery to end user (purchaser) for all the LACE products supplied to Paradigm. If faults cannot be corrected at Paradigm's facilities or at the facilities of trained Paradigm repair centers, the product then must be returned to LACE for repair with freight costs being the burden of LACE. LACE will carry out such repairs as required and return the goods to Paradigm or to their designated agent or distributor within ten
               (10) working days from the date of receiving such goods, at no cost to Paradigm and will pay return freight costs.

         4.2 LACE will provide technical and product maintenance training to Paradigm in order for Paradigm to be able to repair products at Paradigm's U.S.A. facility down to the individual component level.

         4.3 LACE will provide an extended cost of warranty for a second or subsequent years to Paradigm at the initiation of this agreement.

     5 Performance

         5.1 The performance specification for the products as described in Product Manuals and promotional printed material shall be the only performance guarantee offered by Paradigm and shall be the same performance specifications provided by LACE.



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         5.2   If  the  performance   specifications  change,  it  will  be  the
               responsibility  of LACE  to  notify  Paradigm  of the  change  to
               specification   to  any  product,   providing   specific  details
               regarding the change and the impact this change will have on the product as well as the impact this change will have on the users of the products and their patients and in compliance with FDA regulations and insure the product is approved by the FDA prior to releasing the product for sale.

         5.3   Paradigm,   having   global   distribution,    shall   be   given
               consideration for product placement into countries where Paradigm's current distribution channels express an interest in the product. Paradigm shall have the first right of refusal for distribution to any other country where Lace is not currently selling or marketing the LACE Glaid product. Distribution for additional (new) territories will be subject to reasonable new minimum quotas. Paradigm, when granted extended distribution, shall be allowed exclusive product distribution to Paradigm ophthalmic and optometric product distributors in order to provide for product consistency of Paradigm products sold by these distributors. The Authorized Territories are indicated on Appendix I.

         5.4 LACE will provide necessary product to the regulatory agencies of countries that require product testing by their own regulatory bodies, at no cost to Paradigm. Such countries include China, North Korea, Japan and others that are not specified in this agreement.

6 Scope of Supply, Delivery, Pricing and Packaging

         6.1 The standard conditions of purchase of LACE products shall apply to all sales of all LACE products to Paradigm.

         6.2 LACE will make every effort to deliver products within the delivery times stated in Appendix 3 of this agreement. LACE will make Paradigm aware of any problem that may cause late delivery of the products as soon as possible and as far in advance as possible. Paradigm will make LACE aware in advance of any significant expected increase or decrease in product order demand. Paradigm will notify LACE as far as possible of any fluctuation of the estimated product delivery requirement and LACE will use all reasonable endeavors to accommodate such requirements. Paradigm will provide to LACE on a monthly basis a 30-day rolling forecast.

         6.3 Paradigm agrees to purchase the products from LACE at the price as specified in Appendix 2.

         6.4   LACE will  acknowledge  all purchase orders from Paradigi i three
               (3) working days from receipt of the order.



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         6.5   LACE will be entitled  to invoice on  shipping  of the  products, which will be paid by Paradigm prior to shipping. Payment to LACE by Paradigm shall be as follows: An initial payment of fifty (50) percent will be paid to LACE at time of delivery of product (COD) with the fifty (50) percent balance due to LACE thirty (30) days when product is received at Paradigm or at the designated shipping location with proper acceptance of receipt.

         6.6 Prices set out in Appendix 2 will be valid for twelve months from the effective date. LACE will notify Paradigm six months in advance of any price increase and will supply a new price-list at this time. The product prices set out in Appendix 2 are in US Dollars and are based on an established global banking exchange in effect on January I, 2008. Pricing adjustments that may need to be made in case of a change in competitive elements or a change in COG are defined in Appendix 2.

         6.7 Installation of the product(s) will be arranged by Paradigm its nominated subsidiary, distributor, representative or agent, at no cost to LACE. LACE may be contacted during product installation to answer any questions that are unique and have not been previously addressed. A specific contact for this purpose will be provided by LACE.

         6.8 LACE will provide the product to Paradigm as defined in Appendix 1, fully tested and fit for purpose and immediate use, wrapped in a sealed plastic bag, supported inside a sealed cardboard box, with the English operator's manual approved by Paradigm, suitable for airfreight and include all parts, components and accessories that comprise each product.

         6.9 LACE will ship product directly to Paradigm international customers when requested in order to improve delivery time and aid cost control as well as deal with regulatory issues. Paradigm may provide LACE with special shipping material to be used in such shipments such as Paradigm branded packing tape and possibly Paradigm branded boxing. If agreed to, Paradigm will provide Paradigm brand specific labeling to be applied to LACE products shipped directly to Paradigm customers or distributors. Paradigm will provide instruction regarding the placement of the Paradigm specific product labels.

         6.10 LACE and Paradigm will absorb the cost of demonstration devices that both parties agree are necessary for the proper marketing and sales efforts of the LACE Glaid device. LACE will provide special discounts for demonstration units at fifty (50%) percent of regular price, $6,000, with special net-90 payment terms. It is agreed that demo units are not to be sold for a period of one year after receipt of the demo unit unless otherwise negotiated and a written modification to this Agreement is provided.

         6.11 Consumables - to be defined further as development is completed. The consumables are anticipated to consist of electrodes, and/or electrodes with wiring harness, and/or a wiring harness. Also included in this consumable will be skin cleansing cream/lotion and other necessary components for the LACE Glaid instrument to be used on patients. Consumables are designed to be a package that is used by the individual conducting the PERG exam on each individual patient given the exam.



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         6.12  Consumables  - Product sales for quota  requirements  of the LACE
               Glaid shall commence as soon as the consumable package is completed and ready for delivery. Until the consumable package is complete, Paradigm will make a best effort to place as many devices as possible, providing the purchaser of the Glaid assurance that the consumable packages will be available within a reasonable time frame of four months or less.

      7 Training

         7.1 LACE shall endeavor to answer as soon as is practicable any technical enquiries concerning the products. LACE will train Paradigm Technical Services engineers and Paradigm designated International Distributors, if so determined, within an agreed to time frame of this agreement and as the need arises LACE may determine and request needs for future training on new products when such is necessary. Training is at no charge to Paradigm. This training will also be made available to Paradigm's designated repair agencies in order to provide service and repair on a global basis. These agencies will be considered authorized repair facilities for LACE products marketed under the Paradigm/Dicon brand name and/or sold by Paradigm under the LACE brand name.

         7.2 Paradigm shall provide sales training on an annual basis on its products. Such sales training may be conducted at the LACE or Paradigm facilities or in conjunction with a trade-show or Ophthalmic Congress where LACE will have a presence. Sales training conducted by LACE will be at no charge to Paradigm. When training is conducted in conjunction with a trade-show or ophthalmic congress and both parties are participating in the congress, the expenses of traveling, living and hotel expenses shall be the responsibility of the individual respective parties.

    8  Testing and Quality

         8.1 LACE will allow Paradigm access to observe the manufacturing process of the products relevant to this agreement. LACE will endeavor to implement measures, procedures and tests to meet the quality standards required by Paradigm., TUV (CE) and/or FDA within one month of receiving written notification.

         8.2 LACE will provide Paradigm with copies of all TUV Regulatory (CE) Certificates. In addition, LACE will provide copies of all FDA 510(k) Registration certificates when they are obtained from the U.S. Food and Drug Administration.

         8.3 LACE may engage Paradigm to assist in the FDA registration process of its products in the United States of America. When such FDA 510(k) Registration is performed by Paradigm, all of the


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               related testing results required for TUV CE certification will be made available to Paradigm and LACE. Other required testing results performed by Paradigm will be made available to LACE. Cost of FDA 510(k) registration for LACE products shall be paid by LACE to Paradigm on a per product basis and as necessary testing and document fees are due.

         8.4 Both parties agree to immediately inform the other in the event that their ISO9001 & ISO13485 & MDD93/42/EEC 'Certification accreditation status changes and both parties will provide each other copies of the ISO9001 & ISO 13485 & MDD93/42/EEC certificates.

         8.5 Paradigm shall be authorized to visit the LACE facility at least two times each year. LACE shall be authorized to visit the Paradigm facility at least two times each year. Adequate advance notice from either party shall be given to assure all vital parties to these meetings will be present.

9 Terms of Termination

         9.1 This agreement will last for five (5) years from the effective date. At the end of the five (5) years representatives of the parties will discuss the matter of continuation of the agreement and if mutual agreement for continuation is not reached within one hundred twenty (120) days after the passage of the above referenced five (5) years, then the agreement is deemed terminated. If within the aforesaid one hundred twenty (120) days the parties mutually agree to continue the agreement, then thereafter either party may terminate the agreement by giving twelve months notice in writing. All outstanding orders at the time of notification will be supplied under the terms of this agreement and LACE will continue to fulfill all orders from Paradigm until the aforesaid twelve month notice period has expired. Notwithstanding anything which may be to the contrary, the provisions of this clause 9.1 are subject to the provisions of clause 9.2.

         9.2 Either party shall be entitled forthwith to terminate this agreement by written notice to the other if:

              9.2.1 The other party commits any breach of any of the provisions of this agreement and in the case of a breach capable of remedy fails to remedy the same within thirty (30) days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied.

              9.2.2 Any action that is taken that is equivalent in the United States of a receiver being appointed for the other party or an assignment made for the benefit of creditors, or if a petition under the equivalent of Federal bankruptcy or reorganization action in the United States shall be filed by or against the other party and is not dismissed within sixty (60) days of such filing or appointment.



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              9.2.2  An encumbrance takes possessions or a receiver is appointed over any of the property or assets of that other party; that other party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefore effectively agrees to be bound by or assume the obligations imposed on that other party under this agreement): or that other party ceases or threatens to cease to carry on business.

         9.3 Upon termination of this agreement, each party shall promptly return to the other all materials and other items furnished to it by the other party before and during this agreement unless such materials and items were purchased and paid in full.

         9.4 Both parties agree to a 12-month non-compete clause that Paradigm will abide. Paradigm agrees not to sell any other visual electrophysiology system in competition with the LACE Glaid device during the contract duration. LACE will provide proprietary technical documents and technical know how to the Paradigm in the course of the collaboration. This training activity is provided by LACE free of charge in the perspective of long-term business development. Therefore Paradigm shall not be involved either directly or indirectly in development, production, sale or advertisement of any ocular electrophysiology product in competition with Lace Elettronica for the 12 months following the termination of the present distribution agreement.

    10 Warranty of Title

         10.1 Both parties warrant that it has the right to enter into this agreement and has sufficient right, title and interest in its products and related documentation to make the grants and the commitments made herein, and shall not make any commitments to the other inconsistent herewith.

    11 Relationships of the parties

         11.1 Both parties are independent contractors acting for their own accounts and are not authorized to make any commitment or representation on the other's behalf unless authorized in writing by the named representative.

         11.2 LACE is responsible for supplying products to Paradigm are fully compliant with all the European legislation and directives required for CE labeling and with FDA Regulations.

         11.3 LACE agrees to provide Paradigm with copies of all regulatory documents related to Glaid including the FDA 510(k) and the CE regulatory certificates.

         11.4 LACE with the aid of Paradigm will Copyright or Trademark the output of the Glaid device in order to provide additional protection against unauthorized competitive product entries. Copyright and/or Trademark will be under LACE.



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         11.5  LACE is responsible for the performance and safe operation of its products supplied to Paradigm, Paradigm's customers, Paradigm's distributors and Paradigm's representatives.

         11.6 During the course of this agreement, should the terms "partner", "marketing partner" or "partnership" be used to describe the cooperative trading relationship, both parties shall make clear to third parties that these terms refer only to the spirit of cooperation which exists between LACE and Paradigm and do not expressly or otherwise imply partnership in the legal sense of this term.

         11.7 LACE and Paradigm shall collaborate on the marketing and product launch costs and strategy when the Product is introduced into the North American markets and when the product is introduced into other markets. The level of collaboration and cost sharing shall be determined by the needs of both parties, which may change, but will initially include a division costs related to product introduction, marketing and promotion. This division of cost shall be accomplished by LACE providing a supply of low cost Glaid instruments that can be provided to thought-leaders in the field of glaucoma who agree to provide research and documentation of merit on the Glaid product at extra-preferential.

         11.8  It is agreed  that the LACE  Glaid  devices  currently  in use at reference sites will be allowed to remain at these reference sites in exchange for endorsement, validation and the ability for the Glaid product to gain greater exposure and credibility through the use of this device by these reference sites. Should a current reference site decide that their study and research with the Glaid device has been concluded and that there is no longer a need for the Glaid device, it is agreed that the device from these specific reference sites will be provided to other potential reference sites.

         11.9 LACE agrees to provide a technical representative, at special meetings, trade shows, product training and in other cases where the ongoing sale and marketing of the LACE Glaid device will benefit from the presence of a technical representative. The expense for such will be the responsibility of LACE. The need for a technical representative will not be unreasonably denied.

         11.10 Should LACE develop or co-develop with Paradigm new and different technology for use with Glaid or other products, the parties would negotiation, in good faith, a new agreement for sales volume and territory distribution for the new device.

         11.11 Paradigm will continue to work with the various institutions and doctors who are conducting research and clinical studies with the LACE Glaid device in order to remain current with all development and scientific progress being made to the product. The sites where this is taking place are referred to in this Agreement, in 11.7, as reference sites.


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         11.12 Paradigm  agrees  to  have a  company  representative  visit  the current reference sites and meet with the doctors and other professionals conducting research, clinical studies and using the LACE Glaid device. A reasonable effort will be made to meet with the thought-leaders at the current reference sites prior to the introduction of the Glaid device into the North American markets.

         11.13 Cost of Goods (COG). The cost of goods are defined in Appendix 2.

         11.14 Competitive Pricing: Annual review and adjustments defined in Appendix 2.

         11.15 Regulatory parts supply requirements: LACE will agree to supply Paradigm with repair and replacement parts for a period of five years past the term of this Agreement or the termination of the Agreement in order to comply with the FDA regulations of medical product maintenance.

         11.16 Thought Leaders: Paradigm and LACE will agree to contact and present the Glaid device to thought leaders, defined as noted authority of accepted peer review publications or two or more podium presentations at medical conferences per year, in the field of Glaucoma. The objective will be to meet with a minimum of one recognized thought leader per quarter with the intent of gaining recognition and acceptance of the Glaid device.

         11.17 LACE and Paradigm will agree to develop a program of "loaner" Glaid devices to be used by industry thought leaders as the market for the Glaid product is developed and expanded. In addition to "loaner" Glaid devices, LACE agrees to provide extra-preferential pricing, negotiated in good faith, to those individuals deemed to be thought leaders and who agree to provide research and documentation of merit on the Glaid product. This extrapreferential pricing will be provided to Paradigm for specific use purpose Glaid devices and will be negotiated in good faith on a -case-by-case basis. This extra-special product pricing shall also include pricing for at least one device, referred to as a "loaner" that will be available, from Paradigm, for use in case of product failure and/or for short term research projects.

         11.18 LACE shall provide Paradigm with at least one (1) loaner Glaid device in order to support the customers who experience out-of-box (baby) failures or product failures during the warranty period. Paradigm has already purchased and received delivery of two Glaid devices that are intended to be used for demonstration and exhibit purposes. When available and not in use for demonstrations or at exhibits, Paradigm will make these devices available for use in case of out-of-box (baby) failures. LACE will make available to Paradigm one (1) loaner Glaid device after the sale of the first ten (10) Glaid devices.



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    12 Miscellaneous

         12.1 The parties shall inform their respective parent or controlling companies, prior to execution hereof, of the existence, terms and conditions of this agreement.

         12.2 Neither party may assign, transfer or delegate any of the rights or obligations set forth in this agreement without the prior written consent of the duly authorized representative of the other party which will not be unreasonably denied.

         12.3 The failure of either party to enforce, in any one or more instance, any of the terms or conditions of this agreement shall not be construed as a waiver of the future performance of any such term or condition.

         12.4 Disputes arising in connection with this agreement shall be mediated.

Any disputes arising in connection with this agreement shall be settled under the United Nations Convention on Contracts for the International Sale of Goods
(1980) in the United Kingdom.

In witness whereof LACE and Paradigm Medical Industries, Inc. have caused this agreement to be executed in its names by it's duly authorized representatives as of the Effective date.

FOR AND ON BEHALF OF                            FOR AND BEHALF OF

Paradigm Medical Industries, Inc.               LACE Elettronica

Signature:/s/ Raymond P.L. Cannefax             Signature: /s/ Alessio Romani

Name:    Raymond P.L. Cannefax                  Name:  Alessio Romani

Title:  President & Chief Executive Officer     Title:  President & Chief
                                                Executive Officer





Date:         24 January 2007                   Date:   16 /Gen/ 08
Witness:      Diane Macknight                   Witness: Serena Rossi
              Sales Administrator                        Sales Assistant

Signature:    /s/ Diane MacKnight               Signature: /s/ Serena Rossi
                                                         Sales Assistant







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